                                                                      Exhibit 12


                  THE BROOKLYN UNION GAS COMPANY AND SUBSIDIARIES

                  Computation of Consolidated Ratio of Earnings to Fixed Charges
                  --------------------------------------------------------------

                                                               Fiscal Year Ended September 30,
                                         --------------------------------------------------------------------------
                                             1994             1993             1992           1991           1990

                                         ----------       ----------      -----------     -----------    ----------
                                                                   (Thousands of Dollars)

Earnings
 Net Income                             $    87,384     $     76,563     $     59,873    $     61,809   $    56,436
 Federal Income Tax                          40,698           41,483           29,219          23,640        16,882
 Interest on Long-Term Debt                  48,084           46,353           40,990          38,162        40,859
 Other Interest Charges                       2,044            2,059            1,589           2,734         4,752
 Amortization of Debt Premium
  and Expenses, Net                             743              558              457           1,013         1,026
 Portion of Rentals Representing
  Interest                                    5,196            4,256            5,310           1,401         1,345
 Adjustments Related to Equity
  Investments                                  (601)             729            3,239           1,524          (213)

 Earnings Available to Cover             ----------       ----------      -----------      ----------    ----------
  Fixed Charges                         $   183,548     $    172,001     $    140,677    $    130,283   $   121,087
                                         ==========       ==========      ===========      ==========    ==========



Fixed Charges *
 Interest on Long-Term Debt             $    49,280     $     47,017     $     41,766    $     39,063   $    41,937
 Other Interest Charges                       2,044            2,059            1,589           2,734         4,752
 Amortization of Debt Premium
  and Expenses, Net                             743              558              457           1,013         1,026
 Portion of Rentals Representing
  Interest                                    5,196            4,256            5,310           1,401         1,345
                                         ----------       ----------      -----------     -----------    ----------
 Total Fixed Charges                    $    57,263     $     53,890     $     49,122    $     44,211   $    49,060
                                         ==========       ==========      ===========     ===========    ==========


 Ratio of Earnings to Fixed
  Charges                                      3.21             3.19             2.86            2.95          2.47
                                         ==========       ==========      ===========     ===========    ==========




* Includes capitalized interest of $1,196,225 in 1994, $663,836 in 1993, $775,726 in 1992, $901,137 in 1991 and $1,078,000 in 1990.